UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 20, 2006

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COVENANT TRANSPORT, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-24960	88-0320154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Birmingham Hwy., Chattanooga, TN	37419
(Address of principal executive offices)	(Zip Code)

(423) 821-1212
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Amendment to Securitization Facility

Covenant Transport, Inc., a Nevada corporation (the "Company"), is a party to an accounts receivable securitization facility. On October 20, 2006, the Company and certain of its subsidiaries, including CVTI Receivables Corp. ("CVTI Receivables"), a wholly-owned subsidiary of the Company and a bankruptcy-remote, special purpose entity, entered into certain amendments to the securitization facility, including (i) Amendment No. 11 to Loan Agreement, dated October 20, 2006, among Three Pillars Funding LLC, as lender, SunTrust Capital Markets, Inc., as administrator, CVTI Receivables, as borrower, and the Company, as master servicer, and (ii) Amendment and Joinder Agreement to Receivables Purchase Agreement, dated October 20, 2006, among Covenant Transport, Inc., a Tennessee corporation ("Covenant"), Southern Refrigerated Transport, Inc., an Arkansas corporation ("Southern Refrigerated"), CVTI Receivables, Covenant Transport Solutions, Inc., a Nevada corporation ("Solutions"), and Star Transportation, Inc., a Tennessee corporation ("Star") (together, the amendments described in clauses (i) and (ii), the "Securitization Facility Amendments").

Under the securitization facility, the Company, through certain of its subsidiaries, sells accounts receivable as part of a two-step process that provides funding similar to a revolving credit facility. Prior to entering into the Securitization Facility Amendments, CVTI Receivables purchased accounts receivable solely from Covenant and Southern Refrigerated, as originators, and funded these purchases with money borrowed under a credit facility with Three Pillars Funding, LLC. Pursuant to the Securitization Facility Amendments, Solutions and Star joined the securitization facility as additional originators, permitting CVTI Receivables to purchase accounts receivable from these subsidiaries of the Company as well as from Covenant and Southern Refrigerated. The Securitization Facility Amendments also effected an increase in the amount that the Company, through CVTI Receivables, can borrow under the securitization facility, from $62 million to $70 million, subject to eligible receivables. CVTI Receivables pays interest on such borrowings based on commercial paper interest rates, plus an applicable margin, and a commitment fee on the daily, unused portion of the facility. The borrowings are secured by, and paid down through collections on, the accounts receivable purchased by CVTI Receivables from the originators. The securitization facility is reflected as a current liability because the term, subject to annual renewals, runs until December 5, 2006.

The securitization facility requires that certain performance ratios be maintained with respect to accounts receivable and that CVTI Receivables preserve its bankruptcy remote nature. The securitization facility includes usual and customary events of default for facilities of this nature and provides that, upon the occurrence and continuation of an event of default, payment of all amounts under the securitization facility may be accelerated and the lender's commitments may be terminated.

Amendment to Company's Credit Facility

On October 20, 2006, the Company entered into Amendment No. 4, Consent and Limited Waiver to Amended and Restated Credit Agreement, dated October 20, 2006 (the "Company Credit Facility Amendment"), with Bank of America, N.A. and the other banks signatory thereto (collectively, the "Lenders"), amending the Company's revolving credit facility. Pursuant to the Company Credit Facility Amendment, the Lenders (i) consented to the Securitization Facility Amendments, (ii) waived the default that otherwise would have occurred under the Company's revolving credit facility as a result of the Company's incursion of approximately $3 million of purchase money liens in excess of what otherwise would have been permitted under the Company's revolving credit facility, and (iii) waived the default that otherwise would have occurred because of the Company's failure to cause Solutions to timely join the Company's other subsidiaries as a guarantor of the Company's revolving credit facility and to pledge Solution's stock as additional collateral in support of the Company's obligations under the Company's revolving credit facility.

Amendment to Star's Credit Facility

In connection with the Securitization Facility Amendments, Star entered into a Fourteenth Amendment, Consent and Limited Waiver to Loan Agreement and Amendment to Security Agreement (the "Fourteenth Amendment"), which amended that certain Loan Agreement dated March 1, 2000, between Star and Bank of America, N.A. (the "Star Loan Agreement"). Pursuant to the Fourteenth Amendment, Bank of America, N.A. released its lien on the accounts receivable and related collateral to be sold by Star to CVTI Receivables under the securitization facility. Bank of America, N.A. also waived the default that otherwise would have occurred under the Star Loan Agreement because of an advance made by Bank of America, N.A. to Star in the amount of approximately $807 thousand, which amount was repaid in connection with the Fourteenth Amendment.

This description of the Securitization Facility Amendments, the Company Credit Facility Amendment, and the Fourteenth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Securitization Facility Amendments, the Company Credit Facility Amendment, and the Fourteenth Amendment, which will be filed with the Company’s Form 10-K for the fiscal year ending December 31, 2006.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K concerning the Company's obligations under its securitization facility is incorporated by reference into this Item 2.03.

The description of the Securitization Facility Amendments does not purport to be complete and is qualified in its entirety by reference to the full text of the Securitization Facility Amendments, which will be filed with the Company’s Form 10-K for the fiscal year ending December 31, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVENANT TRANSPORT, INC.

Date: October 24, 2006	By:	/s/ Joey B. Hogan
Joey B. Hogan Executive Vice President and Chief Financial Officer